Calculation of Filing Fee Tables
S-8
ELUTIA INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.001 par value	Other	1,540,000	$ 1.08	$ 1,663,200.00	0.0001381	$ 229.69
2	Equity	Class A Common Stock, $0.001 par value	Other	460,000	$ 1.09	$ 501,400.00	0.0001381	$ 69.24
Total Offering Amounts:						$ 2,164,600.00		$ 298.93
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 298.93
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers any additional securities that may be offered, issued or become issuable under the Plan in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions. (b) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act based on a per share price of $1.08, the average of the high and low reported sales prices of the Registrant's Class A common stock on the Nasdaq Capital Market on March 24, 2026.

[2]	See Note 1 (a) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(h)(1) under the Securities Act based on $1.09, the exercise price per share price of previously granted stock options exercisable for an aggregate of 460,000 shares of Class A common stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources